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Exhibit 99(f)

Consolidated Balance Sheets

THE ST. PAUL COMPANIES

	December 31
	2001	2000
	(In Millions)
ASSETS
Investments:
Fixed maturities	$15,911	$14,730
Equities	1,410	1,466
Real estate and mortgage loans	972	1,025
Venture capital	859	1,064
Securities on loan	775	1,207
Short-term investments	2,153	2,331
Other investments	98	229

Total investments	22,178	22,052
Cash	151	52
Reinsurance recoverables:
Unpaid losses	6,848	4,651
Paid losses	351	324
Ceded unearned premiums	667	814
Receivables:
Underwriting premiums	3,123	2,937
Interest and dividends	260	277
Other	247	181
Deferred policy acquisition costs	628	576
Deferred income taxes	1,248	930
Office properties and equipment	486	492
Goodwill and intangible assets	690	510
Other assets	1,444	1,706

Total Assets	$38,321	$35,502

LIABILITIES
Insurance reserves:
Losses and loss adjustment expenses	$22,101	$18,196
Unearned premiums	3,957	3,648

Total insurance reserves	26,058	21,844
Debt	2,130	1,647
Payables:
Reinsurance premiums	943	1,060
Income taxes	—	170
Accrued expenses and other	1,036	1,031
Securities lending collateral	790	1,231
Other liabilities	1,357	955

Total Liabilities	32,314	27,938

Company-obligated mandatorily redeemable preferred securities of trusts holding solely subordinated debentures of the company	893	337

SHAREHOLDERS' EQUITY
Preferred:
SOP convertible preferred stock	111	117
Guaranteed obligation—SOP	(53)	(68)

Total Preferred Shareholders' Equity	58	49

Common:
Common stock	2,192	2,238
Retained earnings	2,500	4,243
Accumulated other comprehensive income, net of taxes:
Unrealized appreciation on investments	442	765
Unrealized loss on foreign currency translation	(76)	(68)
Unrealized loss on derivatives	(2)	—

Total accumulated other comprehensive income	364	697

Total Common Shareholders' Equity	5,056	7,178

Total Shareholders' Equity	5,114	7,227

Total Liabilities, Redeemable Preferred Securities and Shareholders' Equity	$38,321	$35,502

See notes to consolidated financial statements.

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Consolidated Balance Sheets THE ST. PAUL COMPANIES